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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            -----------------------

                               AMENDMENT NO. 4 TO

                                 SCHEDULE 14D-9
                                 (RULE 14d-101)

         SOLICITATION/RECOMMENDATION STATEMENT UNDER SECTION 14 (d) (4)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                            -----------------------

                                 EMACHINES, INC.
                            (Name of Subject Company)

                                 EMACHINES, INC.
                      (Name of Person(s) Filing Statement)

                   COMMON STOCK, PAR VALUE $.0000125 PER SHARE
                         (Title of Class of Securities)

                                   29076P 10 2

                      (CUSIP Number of Class of Securities)

                            -----------------------

                                 Wayne R. Inouye
                          14350 Myford Road, Suite 100
                                Irvine, CA 92606
                                 (714) 481-2828
   (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications on Behalf of the Person(s) Filing Statement)

                            -----------------------

                                    Copy to:
                               John A. Fore, Esq.
                             Steve L. Camahort, Esq.
                        Wilson Sonsini Goodrich & Rosati
                            Professional Corporation
                               650 Page Mill Road
                               Palo Alto, CA 94304
                                 (650) 493-9300
                            -----------------------

[_] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

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     This Amendment No. 4 to Schedule 14D-9 amends and supplements the
Solicitation/Recommendation Statement on Schedule 14D-9 (the "Statement") of eMachines, Inc. (the "Company") filed with the Securities and Exchange Commission (the "Commission") on November 27, 2001, as amended by that Amendment No. 1 ("Amendment No. 1") to Schedule 14D-9 filed by the Company with the Commission on November 28, 2001, that Amendment No. 2 ("Amendment No. 2") to
Schedule 14D-9 filed by the Company with the Commission on November 28, 2001 and that Amendment No. 3 ("Amendment No. 3") to Schedule 14D-9 filed by the Company with the Commission on November 30, 2001.

     Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Statement.

Item 8. Additional Information

     The section entitled "Certain Litigation" in Item 8 is hereby amended to add the following:

     On December 14, 2001, eMachines and EM Holdings issued a press release announcing the issuance of a Temporary Restraining Order and Order Setting Hearing for Preliminary Injunction in the matter of David Packard v. eMachines, Inc., (Case No. 165,336). The press release is attached as Exhibit (a)(6) hereto and is incorporated herein by reference.

Item 9. Exhibits

Exhibit (a)(6)    eMachines Press Release issued December 14, 2001.


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                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: December 14, 2001

                                           eMachines Inc.

                                           By: /s/ Adam Andersen
                                               ---------------------------------
                                           Name:   Adam Andersen
                                           Title:  Senior Vice President and
                                                   Chief Operating Officer